Exhibit 99.1

SWIFT TRANSPORTATION CO., INC. REPORTS
SECOND QUARTER RESULTS

Phoenix, AZ – July 19, 2004 — Swift Transportation Co., Inc. (NASDAQ-NMS: SWFT), the nation’s largest truckload fleet operator, today reported its results for the three and six months ended June 30, 2004.

Revenues for the second quarter of 2004 increased 18.1%, including approximately 7% from the acquisition of Merit Distribution Services, Inc., to $691.0 million, compared with $584.9 million for the corresponding quarter of 2003. The second quarter of 2004 includes $40.6 million of fuel surcharge revenue versus $23.4 million in the second quarter of 2003. Excluding this fuel surcharge revenue, the increase in revenues would have been 15.8%. Net earnings were $34.6 million, or 43 cents per share, compared to $19.2 million, or 23 cents per share, for the second quarter of 2003. The second quarter of 2004 results include the benefit of a $3.5 million noncash pre-tax adjustment for the reduction in market value of interest rate derivative agreements of M.S. Carriers, while the results for the second quarter of 2003 includes a $1.2 million pre-tax charge for the increase in market value of the interest rate derivative agreements. The Company’s earnings per share prior to the effect of the interest rate derivatives would have been 40 and 24 cents per share for the second quarter of 2004 and 2003, respectively.

For the six months ended June 30, 2004, the Company’s revenues increased 15.6%, including approximately 7% from the acquisition of Merit Distribution Services, Inc., to $1.313 billion from $1.136 billion in 2003. The first six months of 2004 include $66.5 million of fuel surcharge revenue versus $46.5 million in 2003. Excluding this fuel surcharge revenue, the increase in revenues would have been 14.4%. Net earnings were $41.0 million or 49 cents per share, compared to $28.1 million or 33 cents per share in 2003. The results for the six months ended June 30, 2004 include the benefit of a $2.4 million noncash pre-tax adjustment for the reduction in market value of interest rate derivative agreements of M.S. Carriers, while the results for the six months ended June 30, 2003 includes a $1.1 million pre-tax charge for the increase in market value of the interest rate derivative agreements. The Company’s earnings per share prior to the effect of the interest rate derivatives would have been 48 and 34 cents per share for the first six months of 2004 and 2003, respectively.

Jerry Moyes, Chairman and Chief Executive Officer, said, “Our results for this quarter are a tribute to the hard work of our drivers and employees. Coming out of the first quarter we faced the challenge of retaining and recruiting drivers to improve productivity. We met this challenge as well the challenge of maintaining excellence in customer service in a very strong freight environment. We hope to build on this momentum and continue to service our customers while we move toward our financial goal of an operating ratio below 90%.”

Management believes the presentation of earnings without the impact of the interest rate derivative agreements is useful in comparing the results from period to period due to the historical volatility of the interest rate derivative agreements.

Swift will hold a conference call to discuss these results at 2:00 PM Eastern time on Tuesday July 20, 2004. Individuals with questions may dial in at 1-800-480-8614. For others, the conference call will be broadcast live on the Internet at http://www.companyboardroom.com/ and may also be accessed through the Company’s web site, http://www.swifttrans.com/. Replays will be available on these websites for two weeks.

This press release contains statements that may constitute forward-looking statements, usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private

Securities Litigation Reform Act of 1995.

Such statements include, but are not limited to, statements concerning future operating results, (including our plans to improve our operating ratio) and freight demand, as well as other information. Such statements are based upon the current beliefs and expectations of Swift’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

As to Swift’s business and financial performance generally, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: an adverse determination by the FMSCA with respect to Swift’s safety rating and any resulting loss of customers or potential customers or material increase in insurance costs, excess capacity in the trucking industry; significant increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees, insurance premiums and driver compensation, to the extent not offset by increases in freight rates or fuel surcharges; recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries (such as retail and manufacturing) in which Swift has a significant concentration of customers; seasonal factors such as harsh weather conditions that increase operating costs; increases in driver compensation to the extent not offset by increases in freight rates; the inability of Swift to continue to secure acceptable financing arrangements; the ability of Swift to continue to identify and combine acquisition candidates that will result in successful combinations; an unanticipated increase in the number of claims for which Swift is self insured; competition from trucking, rail and intermodal competitors; and a significant reduction in or termination of Swift’s trucking services by a key customer.

A discussion of these and other factors that could cause Swift’s results to differ materially from those described in the forward-looking statements can be found in the most recent Annual Report on Form 10-K of Swift, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Swift undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Further, nothing herein shall constitute an adoption or approval of any analyst report regarding Swift, nor any undertaking to update or comment upon analysts’ expectations in the future.

Swift is the holding company for Swift Transportation Co., Inc., a truckload carrier headquartered in Phoenix, Arizona. Swift’s trucking subsidiary operates the largest fleet of truckload carrier equipment in the United States with regional operations throughout the continental United States.

Condensed, consolidated statements of earnings for the three and six months ended June 30, 2004 and 2003 are as follows:

Swift Transportation Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited)
(In thousands, except per share amounts)

	Three months ended				Six months ended
	June 30,				June 30,
	2004		2003		2004		2003
Operating revenue	$691,032	100%	$584,909	100%	$1,313,406	100%	$1,136,212	100%
Operating expenses:
Salaries, wages and benefits	235,942	34.1	217,260	37.1	470,652	35.8	421,655	37.1
Operating supplies and expenses	63,335	9.2	55,016	9.4	130,270	9.9	113,155	10.0
Fuel	103,997	15.0	75,869	13.0	192,971	14.7	160,579	14.1
Purchased transportation	120,677	17.5	100,083	17.1	228,230	17.4	191,337	16.9
Rental expense	20,956	3.0	18,344	3.2	41,800	3.2	39,009	3.4
Insurance and claims	21,582	3.1	25,551	4.4	46,824	3.6	48,041	4.2
Depreciation and amortization	43,218	6.3	39,379	6.7	84,078	6.4	73,733	6.5
Communication and utilities	7,368	1.1	6,797	1.2	15,164	1.2	13,737	1.2
Operating taxes and licenses	14,459	2.1	11,908	2.0	29,259	2.2	21,919	1.9

Total operating expenses	631,534	91.4	550,207	94.1	1,239,248	94.4	1,083,165	95.3

Operating income	59,498	8.6	34,702	5.9	74,158	5.6	53,047	4.7
Interest expense	1,465	.2	4,583	.8	7,471	.5	8,515	.7
Interest income	(507)		(138)	(.1)	(640)		(296)
Other (income) expense	3,800	.5	(644)	(.1)	2,251	.1	(420)

Earnings before income taxes	54,740	7.9	30,901	5.3	65,076	5.0	45,248	4.0
Income taxes	20,156	3.0	11,740	2.0	24,088	1.9	17,190	1.5

Net earnings	$34,584	4.9%	$19,161	3.3%	$40,988	3.1%	$28,058	2.5%

Diluted earnings per share	$.43		$.23		$.49		$.33

Shares used in per share calculations	80,935		84,148		82,964		84,459

Contact: Jerry Moyes, President, or Gary Enzor, CFO of Swift Transportation Co., Inc.
(602) 269-9700

Swift Transportation Co., Inc. and Subsidiaries

Operating Statistics

(Excluding Fuel Surcharge)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Total Miles *	480,522	438,946	927,661	853,226
Loaded Miles *	418,388	374,490	806,192	731,715
Trucking Revenue *	$633,585	$540,735	$1,214,779	$1,049,582
Revenue per Tractor per day	$585	$547	$560	$535
Revenue per loaded mile	$1.5143	$1.4439	$1.5068	$1.4344
Average Linehaul Tractors	16,924	15,457	16,936	15,459
Deadhead Percentage	12.93%	14.68%	13.09%	14.24%
Period End Linehaul Tractor Count
Company	14,420	13,039	14,420	13,039
Owner Operator	3,631	3,307	3,631	3,307

Total	18,051	16,346	18,051	16,346

* In Thousands

Selected Balance Sheet Data
(in thousands)

	June 30,	December 31,
	2004	2003
Cash	$640	$19,055
Total Assets	$1,856,042	$1,820,943
Debt, capital leases and securitization	$423,406	$418,514
Total Liabilities	$1,040,008	$976,328
Equity	$816,034	$844,615

Swift Transportation Co., Inc. and Subsidiaries

Selected Cash Flow Statement Data
(in thousands)

	Six Months Ended
	June 30,
	2004	2003
Net cash provided by operating activities	$166,723	$127,609

Capital expenditures (net of disposal proceeds)	$(90,001)	$(111,473)
Other investing activities	(3,048)	14,195

Net cash used in investing activities	$(93,049)	$(97,278)

Purchase of treasury stock	$(102,561)	$(18,869)
Other financing activities	10,450	30,257

Net cash provided by (used in) financing activities	$(92,111)	$11,388